Exhibit 10(d)

AMENDMENT NUMBER ONE

TO THE

HARRIS CORPORATION ANNUAL INCENTIVE PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Annual Incentive Plan, effective July 3, 2010 (the “Plan”);

WHEREAS, pursuant to Section 17 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;

WHEREAS, the Plan provides that if a participant’s employment is terminated prior to the last day of the Plan Year (as defined in the Plan) due to death, disability, normal retirement or involuntary termination without cause, the participant is entitled to a pro-rated annual incentive award for that Plan Year that would have been payable if the participant had been a participant on the last day of such Plan Year;

WHEREAS, the Compensation Committee has determined that if a participant’s employment is terminated prior to the last day of the Plan Year due to death, disability, normal retirement or involuntary termination without cause, the participant shall be entitled to a pro-rated annual incentive award for that Plan Year only if the participant has been employed a minimum of 180 days during such Plan Year and satisfies certain other requirements, and has directed that the Plan be amended accordingly; and

WHEREAS, the Employee Benefits Committee of the Corporation desires to effectuate such Plan amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective for the Plan Year which is the Corporation’s fiscal year 2014 and Plan Years thereafter, as follows:

1. The second sentence of Section 7(b) hereby is amended in its entirety to read as follows:

If a Participant’s employment is terminated prior to the last day of the Plan Year due to death, disability, normal retirement or involuntary termination without cause, (i) if the Participant has been employed by the Company, any Subsidiary or any Affiliate a minimum of 180 days during the Plan Year and any other requirements for a pro-rated payment of the annual incentive award, as set forth in the applicable terms and conditions for such award (collectively, the “Payment Requirements”), have been satisfied, the Participant shall be entitled to a pro-rated payment of the annual incentive award that would have been payable if the Participant had been a Participant on the last day of the Plan Year and (ii) if the Payment Requirements have not been satisfied, except to the extent otherwise provided by the Committee or as provided in Section 13, the Participant shall forfeit the Award and shall not be entitled to a payment of the annual incentive award.

2. The final sentence of Section 7(b) hereby is amended to replace the phrase “involuntary termination with cause” with the phrase “involuntary termination without cause”.

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on the 10th day of December, 2013.

/s/ Adam Histed
Adam Histed, Chairperson

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